Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Vipshop Holdings Limited on Amendment No. 1 to Form F-1 (Registration No. 333-186781) of our report dated February 21, 2013 related to the consolidated financial statements of Vipshop Holdings Limited as of December 31, 2010, 2011 and 2012, and for each of the three years in the period ended December 31, 2012 and the related financial statement schedule, appearing in the Prospectus, which is part of the Registration Statement and to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
March 5, 2013